Exhibit 99.1
Farmer Bros. Co. to Acquire Rae’ Launo’s
Direct-Store Delivery and In-room Distribution Coffee Business
Increases presence in Southeastern U.S. and hospitality sector

TORRANCE, Calif. – (GLOBE NEWSWIRE)—Nov. 17, 2014—Farmer Bros. Co. (NASDAQ: FARM) (the “Company”) today announced a definitive agreement to acquire from Rae’ Launo Corporation (“RLC”) assets relating to RLC’s direct-store delivery (DSD) business that primarily serves convenience stores in the Southeast and RLC’s in-room distributor channel that primarily serves the hospitality industry.

Through the $1.5-million asset acquisition, Farmer Bros. Co. will acquire additional customers and expand its reach in the Southeastern United States. RLC’s senior management team has agreed to join Farmer Bros. Co., helping to promote a smooth customer transition. RLC recorded $3.6 million in annual revenue in calendar 2013. The closing, which is subject to the satisfaction of certain conditions, is currently expected by the end of the calendar year 2014.

“RLC, with its well-earned reputation in the Florida and Southern Georgia region, is a great fit for Farmer Brothers, allowing us to address gaps in our distribution network, broaden our exposure to the hospitality in-room business, and improve customer penetration in the Southeast,” said Michael Keown, President and Chief Executive Officer of Farmer Bros. Co. “We are excited to welcome the people who built that excellent reputation into the Farmer Brothers family.”

“Joining Farmer Brothers, with its strong DSD network and national market leadership, is a great opportunity for our DSD customers and hospitality distributors. It will provide us an even greater advantage to reach new customers and expand our product offerings to existing customers,” said Ben Rayfield, President of Rae’ Launo Corporation.

“I’m looking forward to working with Ben and his team to further build out the Farmer Brothers presence in the Southeastern region,” said Tom Mortensen, Senior Vice President, Route Sales, who will lead the integration process. “Our first priority after the closing will be to maintain excellent customer service.”

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants ("QSR's"), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.
Headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2014 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, Cain's™ and McGarvey™. For more information, visit: www.farmerbros.com.

About Rae’ Launo Corporation
Founded in 1997 by Ben Rayfield, Rae’ Launo Corporation is a wholesaler and distributor of coffee, tea and coffee-related products such as coffee filters, sugar and creamers in the Southeastern United States. The company is a direct distributor of coffee primarily to convenience stores and gas stations, hotels, and other foodservice providers. Rae’ Launo Corporation is headquartered in Tampa, FL.

Forward-Looking Statements
Certain statements contained in this press release regarding the proposed acquisition of Rae’ Launo Corporation by Farmer Bros. Co., including any statements regarding the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the respective companies and products, and any other statements regarding Rae’ Launo Corporation’s and Farmer Bros. Co.’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can often, but not always, be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “assumes,” "aims," "on track," "target," "opportunity," "designed," "create," "predict," "project," "seek," “should,” "would," "could," "continue," "ongoing," "upside," "increases" and "potential," and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. Farmer Bros. Co. intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the timing to consummate the proposed transaction; the risk that a condition to closing the proposed transaction may not be satisfied; the parties’ ability to achieve the synergies and value creation contemplated by the proposed transaction; the parties’ ability to migrate Rae’ Launo Corporation’s customers successfully; the parties’ ability to promptly, efficiently and effectively integrate acquired operations; the diversion of management time on transaction-related issues; the success of Farmer Bros. Co. in continuing to attract new customers; weather and special or unusual events; as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

Source: Farmer Bros. Co.
Mark Nelson (310) 787-5241